Exhibit 99.1

Execution Version

VARIABLE SHARE FORWARD TRANSACTION PARTIAL UNWIND AND AMENDMENT AGREEMENT

dated as of November 28, 2022

BETWEEN JORGE MAS HOLDINGS I, LLC and BANK OF AMERICA, N.A.

THIS VARIABLE SHARE FORWARD TRANSACTION PARTIAL UNWIND AND AMENDMENT AGREEMENT (this “Amendment Agreement”) with respect to the Confirmation (as defined below) is made as of November 28, 2022, between Jorge Mas Holdings I, LLC (“Party B”) and Bank of America, N.A. (“Party A”).

WHEREAS, Party A and Party B entered into a confirmation for a variable share forward transaction (the “Confirmation”) dated as of November 19, 2019 in respect of an aggregate Number of Shares, collectively, equal to 2,500,000;

WHEREAS, the parties wish to amend the Confirmation for the Transaction pursuant to this Amendment Agreement to, among other things, (i) provide for a partial termination of the Transaction and (ii) increase the number of Components, extend the Valuation Dates and reset each of the Forward Floor Price and Forward Cap Price for each Component with respect to the portion of the Transaction not being terminated, each in accordance with the terms and conditions herein specified; and

WHEREAS, contemporaneously with their entry into the Confirmation, the parties hereto along with BofA Securities, Inc., as Custodian, entered into a Pledge Agreement, dated as of November 19, 2019 (the “Pledge Agreement”);

NOW, THEREFORE, in consideration of their mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:

1. Defined Terms. Any capitalized term not otherwise defined herein shall have the meaning set forth for such term in the Confirmation. In the event of any inconsistency between the definitions set forth in the Confirmation and this Amendment Agreement, this Amendment Agreement shall govern.

2. Partial Unwind.

(a) On November 29, 2022, Party B shall deliver an amount in cash equal to $88,485,885.51 (the “Cash Prepayment Amount”) to the Collateral Account (as defined in the Pledge Agreement) maintained by Party A. Notwithstanding anything to the contrary in the Confirmation or the Pledge Agreement, such cash amount shall not be released from the Collateral Account except as provided in this Section 2(a). Within two Currency Business Days following the Hedge Adjustment Period End Date, Party B shall pay an amount in cash to Party A (the “Cash Payment”) determined in accordance with the grid attached as Annex B hereto in consideration for the agreements set forth herein. Party B hereby authorizes Party A to effect payment of the Cash Payment from Party B to Party A by releasing cash in an amount equal to the Cash Payment from the Collateral Account (up to an amount equal to the Cash Prepayment Amount) to Party A for its account without further authorization from Party B. For the avoidance of doubt, if the Cash Payment is greater than the Cash Prepayment Amount, Party B shall pay the excess over the amount released from the Collateral Account to Party A within two Currency Business Days following the Hedge Adjustment Period End Date. If the Cash Payment is less than the Cash Prepayment Amount, Party A shall, so long as no Default Event has occurred and is then continuing, release the difference to Party B from the Collateral Account within two Currency Business Days following the Hedge Adjustment Period End Date.

(b) Effective immediately following the Hedge Adjustment Period End Date, subject to the satisfaction of Party B’s obligations pursuant to Section 2(a) above, the aggregate Number of Shares under the Transaction shall be reduced by 1,250,000 (the “Share Reduction Number”) and, within two Currency Business Days following the date Party A receives the Cash Payment (as described in Section 2(a) above) in full, an amount of Shares equal to the Share Reduction Number shall be subject to release from the Pledge Agreement in accordance with the terms and conditions of such Pledge Agreement (it being agreed that this Amendment Agreement constitutes written notice of Party B’s request for such release). Notwithstanding anything to the contrary in this Section 2(b), no Shares shall be subject to release from the Pledge Agreement pursuant to this Section until Party A receives the Cash Payment in full.

3. Amendments to Confirmation. Each party hereto agrees that, subject to satisfaction of Party B’s obligations pursuant to Section 2(a) above, the Confirmation is hereby amended by:

(a) inserting the following paragraph below the second paragraph in the preamble:

“Certain terms of the Transaction shall be set forth in a written pricing notice in the form attached hereto as Annex A (the “Pricing Notice”) delivered by Party A to Party B following the end of the Hedge Adjustment Period (as defined herein). Upon the delivery of the Pricing Notice, this Confirmation and the Pricing Notice shall together constitute a “Confirmation” as referred to in the Agreement specified below.”

(b) amending and restating the definition of “Components” under the “General Terms” subsection of Section 1 thereof in its entirety as follows:

“Components:	The Transaction will consist of thirty individual Components each with the terms and conditions as set forth in this Confirmation. The payments and deliveries to be made upon settlement of the Transaction shall be determined separately for each Component as if such Component were a separate Transaction. The Components are divided into two “Tranches”: “Tranche 1”, consisting of the Tranche 1 Components, and “Tranche 2”, consisting of the Tranche 2 Components.”

(c) adding the following defined terms immediately after the definition of “Components” under the “General Terms” subsection of Section 1 thereof:

“Tranche 1 Components:	Component No. 1 to Component No. 15, inclusive.

Tranche 2 Components:	Component No. 16 to Component No. 30, inclusive.”

(d) amending and restating the definition of “Number of Shares” under the “General Terms” subsection of Section 1 thereof in its entirety as follows:

“Number of Shares:	1,250,000 in the aggregate with respect to the Transaction. The Number of Shares for each Component shall be as set forth below:

Component:	Number of Shares:

Component No. 1	41,666

Component No. 2	41,666

Component No. 3	41,666

Component No. 4	41,666

Component No. 5	41,666

Component No. 6	41,666

Component No. 7	41,666

Component No. 8	41,666

Component No. 9	41,666

Component No. 10	41,666

Component No. 11	41,667

Component No. 12	41,667

Component No. 13	41,667

Component No. 14	41,667

Component No. 15	41,667

Component No. 16	41,667

Component No. 17	41,667

Component No. 18	41,667

Component No. 19	41,667

Component No. 20	41,667

Component No. 21	41,667

Component No. 22	41,667

Component No. 23	41,667

Component No. 24	41,667

Component No. 25	41,667

Component No. 26	41,667

Component No. 27	41,667

Component No. 28	41,667

Component No. 29	41,667

Component No. 30	41,667

(e) amending and restating the definitions of “Forward Floor Price” and “Forward Cap Price” under the “General Terms” subsection of Section 1 thereof in their entirety as follows:

“Forward Floor Price:	For each Component, a price per Share specified in the Pricing Notice, to be 90% of the Hedge Adjustment Share Price.

Forward Cap Price:	For each Component, a price per Share specified in the Pricing Notice, to be 143% of the Hedge Adjustment Share Price for the Tranche 1 Components and 157% of the Hedge Adjustment Share Price for the Tranche 2 Components.”

(f) inserting the following definitions immediately following the definition of “Forward Cap Price” under the “General Terms” subsection of Section 1:

“Hedge Adjustment Period:	The period from, and including, the Hedge Adjustment Period Start Date to, and including, the Hedge Adjustment Period End Date.

Hedge Adjustment Period Start Date:	December 5, 2022.

Hedge Adjustment Period End Date:	January 10, 2023, subject to adjustment to account for material changes in volatility or liquidity relevant to the Shares or to the Transaction that, in the reasonable discretion of Party A, make it commercially impracticable or inadvisable for Party A to complete its hedge adjustment on or prior to the specified Hedge Adjustment Period End Date. On the Hedge Adjustment Period End Date, Party A shall deliver to Party B the Pricing Notice.

Hedge Adjustment Share Price:	A price per Share specified in the Pricing Notice, to be the arithmetic average of the per Share volume-weighted average prices as displayed under the heading “Bloomberg VWAP” on Bloomberg page MTZ <equity> AQR (or any successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time on each Scheduled Trading Day during the Hedge Adjustment Period (or, in the event any such price is not so displayed for any such Scheduled Trading Day for any reason or is manifestly incorrect, as reasonably determined by the Calculation Agent), subject to adjustment by the Calculation Agent if a Disrupted Day occurs on any Scheduled Trading Day during the Hedge Adjustment Period.”

(g) amending and restating the table in the definition of “Valuation Date ” under the “Valuation” subsection of Section 1 thereof in its entirety as follows:

Component:	Valuation Date:

Component No. 1	August 19, 2024

Component No. 2	August 20, 2024

Component No. 3	August 21, 2024

Component No. 4	August 22, 2024

Component No. 5	August 23, 2024

Component No. 6	August 26, 2024

Component No. 7	August 27, 2024

Component No. 8	August 28, 2024

Component No. 9	August 29, 2024

Component No. 10	August 30, 2024

Component No. 11	September 3, 2024

Component No. 12	September 4, 2024

Component No. 13	September 5, 2024

Component No. 14	September 6, 2024

Component No. 15	September 9, 2024

Component No. 16	August 18, 2025

Component No. 17	August 19, 2025

Component No. 18	August 20, 2025

Component No. 19	August 21, 2025

Component No. 20	August 22, 2025

Component No. 21	August 25, 2025

Component No. 22	August 26, 2025

Component No. 23	August 27, 2025

Component No. 24	August 28, 2025

Component No. 25	August 29, 2025

Component No. 26	September 2, 2025

Component No. 27	September 3, 2025

Component No. 28	September 4, 2025

Component No. 29	September 5, 2025

Component No. 30	September 8, 2025

(h) replacing the words “under the Transaction” in the second proviso in the definition of “Valuation Date” under the “Valuation” subsection of Section 1 thereof with the words: “for any Component within the Tranche of which such Component is a part”;

(i) inserting the words “of such Tranche” immediately following the words “any future Component” in the second proviso in the definition of “Valuation Date” under the “Valuation” subsection of Section 1 thereof;

(j) amending and restating the definitions of “Settlement Method Election”, “Settlement Method Election Date”, “Preliminary Cash Settlement Payment Date” and “Preliminary Cash Settlement Pricing Date”, each in its entirety, as follows:

“Settlement Method Election:	Applicable; provided that (i) the same Settlement Method Election shall apply to all Components within the same Tranche, (ii) if Party B fails to deliver the Preliminary Forward Cash Settlement Amount to Party A on or prior to the Preliminary Cash Settlement Payment Date, Party A may in its sole discretion deem any election by Party B of Cash Settlement to be void and Physical Settlement shall apply, (iii) any election by Party B specifying Cash Settlement shall not be effective to require Cash Settlement unless Party B delivers to Party A, concurrent with such election, a representation signed by Party B substantially in the following form as of the date Party B makes such election: “Party B is not aware of any material non-public information regarding the Issuer or the Shares, and is electing Cash Settlement in good faith and not as part of a plan or scheme to evade compliance with the U.S. federal securities laws” and (iv) if, in the judgment of Party A, Party B would not be able to deliver the Number of Shares to be Delivered with respect to which the Representation and Agreement set forth in Section 9.11 of the Equity Definitions would be true and satisfied as of 4:00 P.M. New York City Time on the applicable Settlement Method Election Date as if (x) such date were a Settlement Date, (y) Physical Settlement were applicable and (z) the Number of Shares to be Delivered for such Settlement Date were the aggregate Number of Shares for the applicable Tranche, then Party A shall have the right, but not the obligation, to elect that Party B be deemed to have elected Cash Settlement, notwithstanding any actual or deemed election by Party B to the contrary. For the avoidance of doubt, the parties agree that, notwithstanding the foregoing and without limiting the generality of Section 5(a) of the Agreement, if Party B elects Cash Settlement or is deemed to have elected Cash Settlement and does not deliver any cash payment when required, Party B shall be in breach of this Agreement and shall be liable to Party A for any losses incurred by Party A or any affiliate of Party A as a result of such breach, including without limitation market losses incurred in connection with any decline in the value of the Shares subsequent to the Valuation Date.

Settlement Method Election Date:	For the Components of any Tranche, the date that is five Scheduled Trading Days immediately prior to the scheduled Valuation Date for the Component of such Tranche with the earliest scheduled Valuation Date.

Preliminary Cash Settlement
Payment Date:	For the Components of any Tranche, the Currency Business Day immediately following the Preliminary Cash Settlement Pricing Date for the Components of such Tranche.

Preliminary Cash Settlement
Pricing Date:	For the Components of any Tranche, the third Scheduled Trading Day immediately prior to the scheduled Valuation Date for the Component of such Tranche with the earliest scheduled Valuation Date.”

(k) inserting Annex A attached hereto as Annex A to the Confirmation.

4. Representations, Warranties and Agreements.

(a) Each of Party A and Party B hereby repeat and remake each representation, warranty and agreement made by it as set forth in Section 3(a) of the Confirmation (as amended by this Amendment Agreement) and in the Agreement made on the Commencement Date to each other as if this Amendment Agreement were the “Confirmation” and the “Transaction”, the date hereof were the “Commencement Date” and references to the “Number of Shares” in Section 3(a) of the Confirmation were to the Number of Shares assuming the Share Reduction Number were zero.

(b) Party B represents and warrants to Party A as of the date hereof that it is not entering into the Amendment Agreement “on the basis of” (as defined in Rule 10b5-1(b) under the Exchange Act) any material nonpublic information concerning the Shares or the Issuer. “Material” information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold securities of the Issuer. It is the intent of the parties hereto that the Transaction (as amended hereby) comply with the requirements of Rule 10b5-1(c)(1) of the Exchange Act, and the parties agree that the Confirmation as amended hereby shall be interpreted to comply with the requirements of Rule 10b5-1(c)(1), and Party B shall not take any action that results in the Transaction not so complying with such requirements. Without limiting the generality of the preceding sentence, Party B acknowledges and agrees that (I) Party B does not have, and shall not attempt to exercise, any influence over how, when or whether Party A effects any purchases or sales of Shares in connection with the Transaction (as amended hereby), (II) during the tenor of the Transaction (as amended hereby), neither Party B nor any person acting on Party B’s behalf shall, directly or indirectly, communicate any information regarding the Issuer or the Shares to any employee of Party A or its affiliates responsible for trading the Shares in connection with the transactions contemplated by the Transaction (as amended hereby), (III) Party B is entering into this Amendment Agreement in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act and (IV) Party B has not entered into or altered, and will not enter into or alter, any hedging transaction relating to the Shares corresponding to or offsetting the Transaction.

(c) From the date three months prior to the date hereof until the date hereof, neither Party B nor any person who would be considered to be the same “person” as Party B or “act[ing] in concert” with Party B (as such terms are used in Rule 144(a)(2) and Rule 144(e)(3)(vi) under the Securities Act sold or loaned any Shares or hedged (through swaps, options, short sales or otherwise) any long position in the Shares. For the purposes of the immediately preceding sentence, Shares shall be deemed to include securities convertible into or exchangeable or exercisable for Shares. Party B has not solicited or arranged for the solicitation of, and will not solicit or arrange for the solicitation of, orders to buy Shares in anticipation of or in connection with any sales of Shares that Party A or a hedging counterparty of Party A effects in adjusting Party A’s initial hedge position with respect to the Transaction in giving effect to this Amendment Agreement. Except as provided herein, Party B has not made, will not make, and has not arranged for, any payment to any person in connection with any sales of Shares that Party A or a hedging counterparty of Party A effects in adjusting Party A’s initial hedge position with respect to the Transaction, after giving effect to this Amendment Agreement. The parties intend that (I) the Confirmation (as amended hereby) constitutes a “Final Agreement” as described in the letter dated December 14, 1999 submitted by Robert W. Reeder and Alan L. Beller to Michael Hyatte of the Staff to which the Staff responded in an interpretive letter dated December 20, 1999 and (II) the Confirmation (as amended hereby) constitutes a “contract” as described in the Interpretive Letters.

(d) Party B shall not (and shall not permit any of its affiliates to) sell or purchase any Shares (I) during the Hedge Adjustment Period or (II) on any Valuation Date. For purposes of this subsection, sales and purchases shall include pledges, hedges and derivative transactions, including without limitation swaps, options and short sales, and whether any such transaction is to be settled by delivery of Shares or other securities or cash, of or with respect to Shares (or security entitlements in respect thereof).

(e) Party B represents and warrants to, and covenants with, Party A as of the date hereof and any date on which Party B makes payment to Party A in connection with any settlement under the Confirmation, that it is or will be, as the case may be, solvent and able to pay its debts as they come due, with assets having a fair value greater than its liabilities, with capital sufficient to carry on the business in which it engages and without any intent to incur debts that would be beyond its ability to pay as such debts mature.

(f) Party B hereby confirms and agrees that none of the rights and remedies of Party A under the Confirmation shall be prejudiced, avoided or otherwise adversely affected by this Amendment Agreement and Party A may rely and continue to rely on the Confirmation as if references therein to the “Confirmation” are to such instrument as amended, varied and supplemented by this Amendment Agreement.

(g)

(i)

Party B accepts and agrees to be bound by the contractual terms and conditions as set forth in the Pricing Notice for the Transaction, absent manifest error, which Pricing Notice shall be deemed delivered to Party B if transmitted via email care of Paul DiMarco at Paul.Dimarco@mastec.com or such other address notified in writing to Party A by or behalf of Party B, and the terms set forth therein shall be binding on Party B to the same extent, and with the same force and effect, as if Party B had executed a written version of the Pricing Notice.

(ii)

Party B and Party A agree and acknowledge that (A) the transactions contemplated by this Amendment Agreement will be entered into in reliance on the fact that the Confirmation (as amended hereby), this Amendment Agreement and the Pricing Notice form a single agreement between Party B and Party A, and Party A would not otherwise enter into such transactions; (B) the Confirmation (as amended hereby) is a “qualified financial contract”, as such term is defined in Section 5-701(b)(2) of the General Obligations Law of New York (the “General Obligations Law”); (C) the Pricing Notice, regardless of whether the Pricing Notice is transmitted electronically or otherwise, constitutes a “confirmation in writing sufficient to indicate that a contract has been made between the parties” hereto, as set forth in Section 5-701(b)(3)(b) of the General Obligations Law; (D) the Confirmation (as amended hereby) constitutes a prior “written contract”, as set forth in Section 5-701(b)(1)(b) of the General Obligations Law, and each party hereto intends and agrees to be bound by the Confirmation (as amended hereby) and the Pricing Notice; and (E) the parties intend this Amendment Agreement, the Confirmation (as amended by this Amendment Agreement) and the transactions contemplated hereby and thereby to constitute Derivative Securities for purposes of Section 16 under the Exchange Act and the rules promulgated thereunder.

(iii)

Party B and Party A further agree and acknowledge that the Confirmation (as amended hereby) constitutes a contract “for the sale or purchase of a security”, as set forth in Section 8-113 of the Uniform Commercial Code of New York.

5. [Reserved.]

6. Continuing Effect. This Amendment Agreement amends solely the terms and provisions of the Confirmation set forth herein and nothing in this Amendment Agreement is intended or shall be construed as amending or waiving any other terms or provisions of the Confirmation or any other rights of Party A or Party B under the Confirmation.

7. Confirmation of Security Interests.

(a) Party B, in its capacity as Pledgor (as defined in the Pledge Agreement), hereby confirms that:

(i)

notwithstanding the amendments referred to in Section 3 of this Amendment Agreement, the Pledge Agreement shall continue in full force and effect and extend to the liabilities and obligations of Party B under the Pledge Agreement and the Confirmation, as amended by this Amendment Agreement; and

(ii)

all liens, charges or other security interests, and rights of set-off, granted, conveyed or assigned to Party A by Party B pursuant to the Pledge Agreement (including, without limitation, any Security Interest created by it under the Pledge Agreement) extend to the obligations of it under the Pledge Agreement and the Confirmation, as amended by this Amendment Agreement, and notwithstanding the imposition of any amended, additional or more onerous obligations under such documents from time to time.

(b) Party A, in its capacity as Secured Party (as defined in the Pledge Agreement), hereby acknowledges and agrees to the confirmations provided by Party B pursuant to this Section 7.

8. Governing Law. This Amendment Agreement and any dispute arising hereunder shall be governed by and construed in accordance with the laws of the State of New York.

9. Counterparts. This Amendment Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all of the signatures thereto and hereto were upon the same instrument.

10. Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Amendment Agreement. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the transactions contemplated by this Amendment Agreement, as applicable, by, among other things, the mutual waivers and certifications provided herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be duly executed as of the date first written above.

BANK OF AMERICA, N.A.

By:	/s/ Rohan Handa
Name: Rohan Handa
Title: Managing Director

[Signature Page to VSF Amendment Agreement]

JORGE MAS HOLDINGS I, LLC By: Jorge Mas Holdings, LLC, its Manager

By:	/s/ Jorge Mas
Name: Jorge Mas
Title: Manager

[Signature Page to VSF Amendment Agreement]

Annex A

FORM OF PRICING NOTICE

Bank of America, N.A.

Bank of America Tower at One Bryant Park

New York, NY 10036

[Date]

Jorge Mas Holdings I, LLC

800 South Douglas Road, 12th Floor

Coral Gables, FL 33134

Telephone: 305-599-1800

Attn: Jorge Mas

Re:	Variable Share Forward Transaction

Dear Sir or Madam:

The purpose of this communication is to set forth certain terms and conditions of the above-referenced Transaction entered into between you and us. This communication is the Pricing Notice within the meaning of the Confirmation for a Variable Share Forward Transaction originally dated as of November 19, 2019, as amended and supplemented by that certain Variable Share Forward Transaction Partial Unwind and Amendment Agreement dated as of November 28, 2022 (the “Amendment Agreement”), each between Bank of America, N.A. (“Party A”) and Jorge Mas Holdings I, LLC (“Party B”) (as so amended and supplemented, the “Confirmation”). Capitalized terms used herein have the meanings set forth in the Confirmation.

For all purposes under the Confirmation and the Amendment Agreement, the terms of the Transaction to which this Pricing Notice relates shall be as follows:

Hedge Adjustment Share Price:	USD [________]

Cash Payment:	USD [________]

Forward Floor Price:	USD [________]

Forward Cap Price for Tranche 1 Components:	USD [________]

Forward Cap Price for Tranche 2 Components:	USD [________]

Very truly yours,

BANK OF AMERICA, N.A.

By:
Name:
Title:

[Signature Page to Amended VSF Pricing Notice]

Annex B

The following grid sets forth the Cash Payment that will be determined for each Hedge Adjustment Share Price set forth below. If the actual Hedge Adjustment Share Price is not set forth in the grid below, the Cash Payment will be determined by a straight-line interpolation based on the grid below.

Hedge Adjustment Share Price	Cash Payment
$60.00	$96,225,012.60
$61.00	$97,828,762.81
$61.794	$99,102,140.48
$62.00	$98,917,513.02
$63.00	$98,021,263.23
$64.00	$97,125,013.44
$65.00	$96,228,763.65
$66.00	$95,332,513.86
$67.00	$94,436,264.07
$68.00	$93,540,014.28
$69.00	$92,643,764.49
$70.00	$91,747,514.70
$71.00	$90,851,264.91
$72.00	$89,955,015.12
$73.00	$89,058,765.33
$74.00	$88,162,515.54
$75.00	$87,266,265.75
$76.00	$86,370,015.96
$77.00	$85,473,766.17
$78.00	$84,577,516.38
$79.00	$83,681,266.59
$80.00	$82,785,016.80
$81.00	$81,888,767.01
$82.00	$80,992,517.22
$82.804	$80,271,932.39
$83.00	$80,586,267.43
$84.00	$82,190,017.64
$85.00	$83,793,767.85
$86.00	$85,397,518.06
$86.58	$86,327,693.18
$87.00	$87,001,268.27
$88.00	$88,605,018.48
$89.00	$90,208,768.69
$90.00	$91,812,518.90
$91.00	$93,416,269.11
$92.00	$95,020,019.32
$93.00	$96,623,769.53
$94.00	$98,227,519.74
$95.00	$99,831,269.95
$96.00	$101,435,020.16
$97.00	$103,038,770.37
$98.00	$104,642,520.58
$99.00	$106,246,270.79
$100.00	$107,850,021.00